PRESS RELEASE

Contacts:

For Company:	For Investors:	For Media:
Tom Hornish Chief Operating Officer 951-699-6991, ext. 104 thornish@outdoorchannel.com	Brad Edwards Brainerd Communicators, Inc. 212-986-6667 edwards@braincomm.com	Nancy Zakhary Brainerd Communicators, Inc. 212-986-6667 nancy@braincomm.com

OUTDOOR CHANNEL HOLDINGS DECLARES SPECIAL ONE-TIME CASH DISTRIBUTION
TO STOCKHOLDERS

$0.25 Cash Per Share Payment

TEMECULA, Calif. – December 14, 2011 – Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today announced that its Board of Directors has declared a special one-time cash distribution of $0.25 per share to stockholders. The distribution will be payable on December 30, 2011 to stockholders of record on December 24, 2011.

“Our strong financial condition gives us the opportunity to once again reward our stockholders for their ongoing support,” stated Roger Werner, President & Chief Executive Officer. “We continue to have a healthy balance sheet and believe this distribution is an appropriate use of our capital. In the coming year we are looking forward to increased investment in our franchise and its category leadership position.”

Outdoor Channel Holdings currently expects the cash distribution will be classified as a qualified dividend under current tax rules.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America’s leader in outdoor TV, and Winnercomm Inc., an Emmy Award winning production and interactive company. Outdoor Channel offers programming that captures the excitement of hunting, fishing, shooting, off-road motorsports, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm Inc. is one of America’s leading and highest quality producers of live sporting events and sports series for cable and broadcast television. Winnercomm also owns and operates the patented Skycam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football. For more information, please visit www.outdoorchannel.com.